Exhibit 99.4

CONSENT OF SIMRAN AGGARWAL TO BE NAMED AS A DIRECTOR NOMINEE

Newcourt Acquisition Corp intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee. The undersigned also consents to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

Dated: June 21, 2021	Signature:	/s/ Simran Aggarwal
By: Simran Aggarwal